Exhibit 99.1

VMware Announces Record Date for Previously Announced One-Time Special Dividend

Record date for previously announced $11bn one-time special dividend is December 27, 2018

PALO ALTO, Calif. – Dec 11, 2018 –VMware Inc. (NYSE:VMW) (“VMware”), a leading innovator in enterprise software, today announced that December 27, 2018 has been set as the record date (the “Record Date”) for VMware’s $11 billion, conditional one-time special dividend payable pro-rata to all VMware stockholders (the “Special Dividend”), previously announced on July 2, 2018. The Special Dividend is payable in connection with the closing of the transaction originally announced on July 2, 2018, by Dell Technologies Inc. (“Dell”) for the exchange of Dell Class V tracking stock for Dell Class C common stock or cash election option that was approved by Dell stockholders earlier today (the “Exchange Transaction”). Payment of the Special Dividend remains subject to the conditions described in VMware’s Current Reports on Form 8-K filed with the SEC on July 2, 2018, and November 15, 2018 (the “Payment Conditions”).

The Special Dividend will be payable to all VMware stockholders of record as of the close of business on the Record Date. VMware will announce the per share dividend amount following the end of trading on the New York Stock Exchange on the Record Date.

It is currently expected that the payment date for the Special Dividend will be December 28, 2018 (the “Payment Date”), subject to satisfaction of the Payment Conditions. The Payment Conditions include the condition that Dell provide a certification to VMware that if Dell’s pro rata share of the Special Dividend is received by Dell’s subsidiaries that are holders of record of VMware common stock by 3:30 p.m. Eastern time on the Payment Date, the closing of the Dell Merger will occur on such date (provided that if payment cannot occur prior to 3:30 p.m. Eastern time, the Payment Date will be December 31, 2018).

Shares of VMware Class A common stock will trade with due bills following the Record Date through and including the Payment Date. The ex-dividend date will be the first trading day following the Payment Date.

US Federal Tax Treatment of the Special Dividend

VMware currently estimates that, for federal tax purposes, 60.39% of the Special Dividend will be treated as a taxable dividend, with the other 39.61% of the Special Dividend being first treated as a return on capital to stockholders to the extent of their basis in VMware common stock, and then as capital gain.

The tax treatment of the Special Dividend will be based on VMware’s current and accumulated earnings and profits for VMware’s fiscal year ending February 1, 2019. (“FY19”). The process of determining current and accumulated earnings and profits requires a final determination of VMware’s financial results for FY19 and a review of certain other factors. The determination will be based in part on factors that are outside of the control of VMware and which cannot be ascertained at this time. VMware does not expect the calculation of the portion that will be treated as a taxable dividend for federal tax purposes to be finalized until after the completion of FY19. Accordingly, the portion of the Special Dividend estimated to be a taxable dividend provided in this release is based upon currently available information and is subject to change. VMware currently expects to update information on taxation of the Special Dividend later in calendar year 2019.

The precise tax impact of the Special Dividend to specific stockholders depends upon the stockholder’s individual tax situation. Stockholders are urged to consult with their personal tax advisors.

About VMware

VMware software powers the world’s complex digital infrastructure. The company’s compute, cloud, mobility, networking and security offerings provide a dynamic and efficient digital foundation to over 500,000 customers globally, aided by an ecosystem of 75,000 partners. Headquartered in Palo Alto, California, this year VMware celebrates twenty years of breakthrough innovation benefiting business and society. For more information please visit https://www.vmware.com/company.html.

Forward-Looking Statements

This press release contains forward-looking statements that are based on VMware’s current expectations, including, among other things, statements regarding VMware’s Special Dividend, including its record date and payment date, the tax treatment of the Special Dividend and the specific percentage of the Special Dividend that will be treated as a return on capital or capital gain, the expected completion of the Dell exchange transaction and the satisfaction of conditions to payment of the Special Dividend. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) VMware’s ability to pay the Special Dividend, (ii) the satisfaction of conditions to the Special Dividend payment, including the timely satisfaction of conditions to the consummation of the Dell exchange transaction, including any financing condition, (iii) adverse changes in general economic, capital markets or other market conditions; (iv) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors into the virtualization software and cloud, end user and mobile computing industries, and new product and marketing initiatives by VMware’s competitors; (v) VMware’s relationship with Dell and Dell’s ability to control matters requiring stockholder approval, including the election of VMware’s board members and matters relating to Dell’s investment in VMware; (vi) tabulation of VMware’s financial results for FY19; and (vii) other factors relating to the final calculation of the portion of the Special Dividend taxable as a dividend or as a return of capital or capital gain including calculations of the impact on VMware as a member of a consolidated tax group with Dell. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and Current Reports on Form 8-K that we have filed and may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this press release.

Contact

Paul Ziots

VMware Investor Relations

pziots@vmware.com

650-427-3267

Michael Thacker

VMware Global PR

mthacker@vmware.com

650-427-4454